Exhibit 99.1

January 7, 2005

Re: Wells Real Estate Fund XIV, L.P., Supplement No. 11

Dear Wells Fund XIV Investor:

At Wells, we strive to keep you informed about issues or changes that may affect your investment. To that end, I'm writing to call your attention to some recent tax law changes that were disclosed in Supplement No. 11 to the Prospectus of the Wells Real Estate Fund XIV, L.P. You will want to prepare for these changes that affect your limited partnership investment.

Results of recent legislation

The enclosed Supplement explains certain new tax rules intended to restrict benefits from complex leasing transactions involving tax-exempt entities. The American Jobs Creation Act of 2004 (the "Act") added Section 470 to the Internal Revenue Code to limit the use of deductions on tax-exempt use property. While developing the legislation, Congress unfortunately used an old definition of these transactions that included limited partnerships having tax-exempt partners. Wells has been advised by its tax professionals that this definition may have been used in error, but for now, we must comply with the law. The law, as it reads today, now dictates that passive losses may be used only to offset passive income from either the exact property or possibly the Fund as a whole.

In other words, in order to take advantage of the passive losses, you may use them only to offset passive income generated within the same property or Fund. We would suggest that you may want to talk to your financial and tax advisors regarding the application and consequences of this new tax legislation.

What's next

Until the IRS clarifies these tax issues and their impact on required Form K-1 reporting, we will not be able to process and deliver your Form K-1. You may also want to talk with your financial and tax advisors about how this delay will affect your tax reporting. We are hopeful that the IRS will issue a clarification that will exclude limited partnerships from transactions affected by the Act and will keep you informed as we learn more.

If you'd like to receive these types of updates via e-mail, you can elect to receive future supplements, other filings, and correspondence electronically. To do this, send an e-mail to clientservices@wellsref.com to request electronic delivery. Please note: You have the option to reverse this decision at any time by simply calling our Client Services Department at 800-557-4830.

If we can answer any questions, please contact our Client Services Specialists at 800-557-4830. Our hours of operation are Monday through Thursday, 8:15 a.m. to 7:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may contact a Client Services Specialist via e-mail at clientservices@wellsref.com. We are always happy to assist you in whatever way we can.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

President and Founder

Enclosure

cc: Financial Representative